EXHIBIT 99.2

T · · Mobile ·

Investor Factbook
Q4 and Full-Year 2016

A REVOLUTION DRIVING RESULTS

$TMUS

T-Mobile US, Inc.
Investor Factbook
T-Mobile US Reports Fourth Quarter and Full-Year 2016 Results

11% Growth in Service Revenue, 31% in Net Income, 12% in Adjusted EBITDA,
2.1 Million Customer Net Additions and Record-Low Fourth Quarter Churn of 1.28% in Q4

Fourth Quarter and Full-Year 2016 Highlights:
Industry-leading customer growth:
•2.1 million total net additions in Q4 2016 - 8.2 million in 2016
•1.2 million total branded postpaid net additions - 4.1 million in 2016
•933,000 branded postpaid phone net additions in Q4 2016 - 3.3 million in 2016
•541,000 branded prepaid net additions in Q4 2016 - 2.5 million in 2016

•	1.28% branded postpaid phone churn in Q4 2016, down 18 bps from Q4 2015 - 1.30% in 2016, down 9 bps from 2015

Industry-leading financial growth (all percentages year-over-year):

•	$7.2 billion service revenues, up 11% in Q4 2016 - up 12% to $27.8 billion in 2016

•	$10.2 billion total revenues, up 23% in Q4 2016 - up 16% to $37.2 billion in 2016

•	$390 million net income, up 31% in Q4 2016 - up 99% to $1.5 billion in 2016

•	$0.45 EPS, up 32% in Q4 2016 - $1.69 EPS, up 106% in 2016

•	$2.5 billion Adjusted EBITDA(1), up 12% in Q4 2016 - up 41% to $10.4 billion in 2016

Strong outlook for 2017:
•Guidance range for branded postpaid net additions of 2.4 to 3.4 million
•Net income is not available on a forward looking basis(2)

•	Adjusted EBITDA target of $10.4 to $10.8 billion, which excludes spectrum gains and includes leasing revenues of $0.8 to $0.9 billion. The impact from Data Stash is expected to be immaterial.
•Cash capital expenditures guidance of $4.8 to $5.1 billion, excluding capitalized interest

•	Net cash provided by operating activities three-year compound annual growth rate (CAGR) is expected to be between 15% and 18%
•Free Cash Flow three-year CAGR is expected to be between 45% and 48%(1)
__________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable GAAP financial items are provided in the financial tables.

(2)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense, interest expense and interest income.

Total Branded Postpaid Net Additions
(in thousands)

Branded Postpaid Phone Churn

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 933,000 in Q4 2016 compared to 851,000 in Q3 2016 and 917,000 in Q4 2015. This marks the 12th consecutive quarter that T-Mobile led the industry in branded postpaid phone net customer additions.

▪
The sequential increase was primarily due to higher gross additions from holiday promotional activity, the introduction of T-Mobile ONE rate plans and decreased churn, partially offset by lower branded prepaid customer migrations to branded postpaid plans.

▪	The year-over-year increase was primarily due to lower churn.

▪	Branded postpaid mobile broadband net customer additions were 264,000 in Q4 2016, compared to 118,000 in Q3 2016 and 375,000 in Q4 2015.

▪	Branded postpaid net customer additions were 1,197,000 in Q4 2016 compared to 969,000 in Q3 2016 and 1,292,000 in Q4 2015.

▪
Branded postpaid phone churn was 1.28% in Q4 2016, down 4 basis points from 1.32% in Q3 2016 and down 18 basis points from 1.46% in Q4 2015. Branded postpaid phone churn was a record-low for a fourth quarter.

▪
On September 1, 2016, T-Mobile sold its marketing and distribution rights to a certain existing T-Mobile co-branded customers to a current MVNO partner (the MVNO Transaction). The MVNO Transaction resulted in a re-categorization of 1.365 million branded postpaid phone customers and 326,000 branded prepaid customers to wholesale customers in Q3 2016. The reported branded postpaid phone and branded prepaid churn figures reflect the transfer of the MVNO Transaction customers prospectively from September 1, 2016.

▪	The sequential decrease in branded postpaid phone churn was primarily due to the MVNO Transaction, partially offset by seasonality.

▪	Year-over-year, branded postpaid phone churn was lower primarily as a result of the MVNO Transaction.

Total Branded Prepaid Net Additions
(in thousands)

▪
For the full-year 2016, branded postpaid phone net customer additions were 3,307,000 compared to 3,511,000 in 2015 due to lower gross customer additions and higher deactivations on a growing customer base, partially offset by a lower churn rate and higher migrations of branded prepaid customers to branded postpaid plans. T-Mobile captured all of the industry’s postpaid phone growth in 2016 for the third consecutive year.

▪
For the full-year 2016, branded postpaid net customer additions were 4,097,000 compared to 4,510,000 in 2015. Full-year 2016 branded postpaid net customer additions exceeded the high end of the guidance range of 3.7 to 3.9 million provided in connection with Q3 2016 earnings.

▪
Branded postpaid phone churn was 1.30% for the full-year 2016, down 9 basis points compared to 1.39% in 2015 primarily due to the MVNO Transaction as well as increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

Branded Prepaid Customers

▪
Branded prepaid net customer additions were 541,000 in Q4 2016, compared to 684,000 in Q3 2016 and 469,000 in Q4 2015. T-Mobile once again led the industry in branded prepaid net customer additions in Q4 2016.

▪	The sequential decrease was primarily due to optimizing T-Mobile's third-party distribution and exiting less profitable channels in favor of MetroPCS branded distribution channels.

▪
The year-over-year increase was primarily driven by continued success of the MetroPCS brand, continued growth in new markets and distribution expansion, partially offset by the optimization of T-Mobile's third-party distribution.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q4 2016 by approximately 210,000, down from 250,000 in Q3 2016 and flat compared to 210,000 in Q4 2015.

Branded Prepaid Churn

Total Branded Net Additions
(in thousands)

▪	Branded prepaid churn was 3.94% in Q4 2016, compared to 3.82% in Q3 2016 and 4.20% in Q4 2015.

▪	The sequential increase was primarily due to typical seasonality, partially offset by the MVNO Transaction.

▪
The year-over-year decline was primarily due to the MVNO Transaction as well as the strong performance of the MetroPCS brand, increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

▪
For the full-year 2016, branded prepaid net customer additions were 2,508,000 compared to 1,315,000 in 2015 primarily due to the continued success of the MetroPCS brand, continued growth in new markets and distribution expansion, partially offset by an increase in the number of qualified branded prepaid customers migrating to branded postpaid plans as well as the optimization of T-Mobile's third-party distribution channels.

▪
Branded prepaid churn was 3.88% for the full-year 2016, down 57 basis points compared to 4.45% in 2015 due to a decrease in certain customers, which have a higher rate of prepaid churn, the strong performance of the MetroPCS brand and a methodology change in Q3 2015. The methodology change had no impact on our reported branded prepaid ending customers or net customer additions, but resulted in computationally lower gross customer additions and deactivations. Revision of prior periods was not practicable because certain historical data was no longer available.

Total Branded Customers

▪
Total branded net customer additions were 1,738,000 in Q4 2016, compared to 1,653,000 in Q3 2016 and 1,761,000 in Q4 2015. This was the 12th consecutive quarter in which branded net customer additions surpassed the one million milestone.

▪	For the full-year 2016, total branded net customer additions were 6,605,000 compared to 5,825,000 in 2015.

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Wholesale Customers

▪	Wholesale net customer additions were 363,000 in Q4 2016 compared to 317,000 in Q3 2016 and 301,000 in Q4 2015.

▪	For the full-year 2016, wholesale net customer additions were 1,568,000 compared to 2,439,000 in 2015.

▪	Going forward T-Mobile expects wholesale net additions to be significantly lower in 2017, as the Company’s MVNO partners deemphasize Lifeline in favor of higher ARPU customer categories.

Total Customers

▪
Total net customer additions were 2,101,000 in Q4 2016 compared to 1,970,000 in Q3 2016 and 2,062,000 in Q4 2015. This was the 15th consecutive quarter in which total net customer additions exceeded one million.

▪	T-Mobile ended 2016 with 71.5 million total customers.

▪	For the full-year 2016, total net customer additions were 8,173,000 compared to 8,264,000 in 2015. This was the third consecutive year in which total net customer additions exceeded 8 million.

T-Mobile Average Spectrum
Ownership, Top 25 Markets
(Band, in MHz)

NETWORK
Network Transformation Update

▪
T-Mobile continues to increase the depth, breadth and functionality of the nation’s densest LTE network by adding new spectrum to increase coverage, and re-farming existing spectrum and implementing new technology to augment capacity. Collectively, these network advancements help provide improved network performance and reliability for T-Mobile's customers.

Spectrum Growth

▪
At the end of Q4 2016, T-Mobile owned or had agreements to own an average of 86 MHz of spectrum across the top 25 markets in the U.S. The spectrum is comprised of an average of 12 MHz in the 700 MHz band, 30 MHz in the 1900 MHz PCS band and 44 MHz in the AWS band.

▪	In Q4 2016, T-Mobile closed on the previously announced transaction for 700 MHz A-Block spectrum in Chicago. In Q1

T-Mobile Coverage Map
(as of December 31, 2016)

T-Mobile Projected Coverage Map
(as of December 31, 2017)

2017, T-Mobile closed on the previously announced transaction for 700 MHz A-Block spectrum in Eastern Montana, bringing its total low-band spectrum holdings to 272 million POPs.

Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and currently provides 4G LTE coverage to 314 million people, up from zero 4G LTE coverage four years ago.

▪	The Company is targeting to provide 320 million people with 4G LTE coverage by year-end 2017.

▪
T-Mobile owns 700 MHz A-Block spectrum covering 272 million people or approximately 84% of the U.S. population. The spectrum covers all of the top 10 market areas and 29 of the top 30 market areas in the U.S.

▪
T-Mobile has deployed its 700 MHz A-Block spectrum in over 500 market areas covering more than 252 million people under the name “Extended Range LTE.” T-Mobile expects to continue to aggressively roll-out new 700 MHz market areas in 2017 including Chicago, Eastern Montana, and substantially all of the remaining population in 700 MHz licensed areas.

Network Capacity Growth

▪
T-Mobile continues to expand its capacity through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE ("VoLTE"), Carrier Aggregation, 4x4 MIMO, and 256 Quadrature Amplitude Modulation ("QAM").

▪
At the end of Q4 2016, approximately 70% of spectrum was being used for 4G LTE compared to 52% at the end of Q4 2015. The Company expects to continue to re-farm spectrum currently committed to 2G and 3G technologies.

▪
Re-farmed spectrum enables T-Mobile to continue expanding Wideband LTE, which currently covers 232 million people. Wideband LTE refers to markets that have bandwidth of at least 15+15 MHz dedicated to 4G LTE.

▪
VoLTE currently comprises approximately 67% of total voice calls compared to 39% in December 2015. Moving voice traffic to VoLTE frees up spectrum and allows for the transition of spectrum currently used for 2G and 3G to 4G LTE. T-Mobile is leading the U.S. wireless industry in terms of VoLTE migration.

▪	Carrier aggregation is live for T-Mobile customers in 674 cities. This advanced technology delivers superior speed and performance by bonding two or three discrete spectrum channels together.

Average 4G LTE Download and
Upload Speeds - 4Q16
(in Mbps, D/L at Base, U/L at Top)
Based on T-Mobile's analysis of crowd-sourced 4G LTE download and upload speeds.

▪
4x4 MIMO is currently available in more than 300 cities. This technology effectively delivers twice the speed, and incremental network capacity, to customers by doubling the number of data paths between the cell site and a customer's device.

▪	T-Mobile has rolled out 256 QAM, which increases the number of bits delivered per transmission to enable faster speed.

▪
Innovative programs like Binge On and T-Mobile ONE also create capacity by optimizing video for mobile viewing. These programs deliver material capacity benefits to both customers and the T-Mobile network. Since the launch of Binge On, T-Mobile customers have watched more than 4 billion hours of optimized video.

Network Speed Leadership

▪
T-Mobile continues to have the fastest nationwide 4G LTE network in the U.S. based on both download and upload speeds from millions of user-generated tests. This is the twelfth consecutive quarter that T-Mobile has led the industry in both download and upload speeds.

▪	In Q4 2016, T-Mobile’s average 4G LTE download speed was 24.4 Mbps compared to Verizon at 24.3 Mbps, AT&T at 23.9 Mbps and Sprint at 15.2 Mbps.

▪	In Q4 2016, T-Mobile's average 4G LTE upload speed was 12.1 Mbps compared to Verizon at 8.5 Mbps, AT&T at 7.6 Mbps and Sprint at 4.8 Mbps.

UN-CARRIER INITIATIVES
Un-carrier Updates

▪
Un-carrier 12: T-Mobile ONE: On September 1, 2016, T-Mobile ended the era of tiered data rate plans by introducing T-Mobile ONE: a simple Unlimited offer that allows customers to use their devices without ever worrying about data limits. Everyone on the T-Mobile ONE plan gets unlimited calls, unlimited text, and unlimited high-speed 4G LTE data on their device on the fastest LTE network in America.

▪
T-Mobile ONE Plus: In Q3 2016, T-Mobile amped up Un-carrier 12 by creating T-Mobile ONE Plus and in Q4 2016, it created T-Mobile One Plus International. T-Mobile ONE Plus offers everything that the T-Mobile ONE plan does plus unlimited High Definition (HD) Day Passes, unlimited Gogo Full Flight Wi-Fi and up to two times faster speeds when traveling abroad in 140+ countries and destinations. T-Mobile ONE Plus International offers everything that the T-Mobile ONE Plus plan does as well as unlimited international calling to more than 70 countries and unlimited high-speed 4G LTE mobile hotspot data in the U.S., Mexico, and Canada.

▪
Un-carrier Next: On January 5, 2017, T-Mobile announced that it would go "All In" on Unlimited by making T-Mobile ONE the only postpaid consumer plan available at the Un-carrier. Existing customers can remain on their current plans at their current pricing for as long as they remain a customer, but new consumer postpaid customers will join T-Mobile ONE exclusively. The Company also announced that it was including sales taxes and regulator fees in the monthly service plan price for T-Mobile ONE, so that the advertised price is actually what the customer pays. In addition, T-Mobile extended the Un-contract to T-Mobile ONE, guaranteeing that pricing on T-Mobile ONE Unlimited 4G LTE plans will never change for current customers. For the customers that use less data, T-Mobile introduced KickBack on T-Mobile ONE, which will credit $10 every month to each participating line that uses 2 GB or less in a month.

Devices Sold or Leased
(in million units)
	Q4 2015	Q3 2016	Q4 2016
Total Company
Smartphones	10.0	8.7	9.9
Non-Smartphones	0.3	0.1	0.1
Mobile Broadband Devices	0.5	0.4	0.5
Total Company	10.8	9.2	10.5

DEVICES

▪	Total devices sold or leased were 10.5 million units in Q4 2016 compared to 9.2 million units in Q3 2016 and 10.8 million units in Q4 2015.

▪	Total smartphones sold or leased were 9.9 million units in Q4 2016 compared to 8.7 million units in Q3 2016 and 10.0 million units in Q4 2015.

▪
The upgrade rate for branded postpaid customers was approximately 10% in Q4 2016 compared to approximately 7% in Q3 2016 and approximately 10% in Q4 2015. The sequential increase in upgrade rate was primarily due to the continued success of the iPhone 7 launch and the timing of order fulfillment based on inventory availability.

▪
During the year ended December 31, 2016, a handset Original Equipment Manufacturer (“OEM”) announced recalls on certain of its smartphone devices. As a result, T-Mobile recorded no revenue associated with the device sales to customers and impaired the devices to their net realizable value. The OEM has agreed to reimburse T-Mobile for direct and indirect costs associated with the recall. As such, we have recorded an amount due from the OEM as an offset to the loss recorded in Cost of equipment sales and the costs incurred within Selling, general and administrative in our Consolidated Statements of Comprehensive Income and a reduction to Accounts payable and accrued liabilities in our Consolidated Balance Sheets.

▪	Device unit volumes in 2016 exclude all the recalled devices sold or leased during the periods.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

Leased Devices Transferred to P&E,
net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $1.956 billion in gross EIP device financing to its customers in Q4 2016, up 42.6% from $1.372 billion in Q3 2016 and up 111.2% from $926 million in Q4 2015.

▪	Customers on T-Mobile plans had associated EIP billings of $1.370 billion in Q4 2016, down 1.7% compared to $1.394 billion in Q3 2016 and down 2.1% from $1.400 billion in Q4 2015.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, was $2.914 billion at the end of Q4 2016, compared to $2.508 billion at the end of Q3 2016 and $3.225 billion at the end of Q4 2015.

▪	The sequential increase was primarily due to an increase in the gross amount of equipment financed on EIP due to a higher number of device sales under the EIP program during the quarter.

▪
The year-over-year decline was primarily due to sales of certain EIP receivables and a slight decrease in EIP billings, partially offset by an increase in the gross amount of equipment financed on EIP.

Leasing Plans

▪	Leased devices transferred from inventory to property and equipment, net was $233 million in Q4 2016, compared to $48 million in Q3 2016 and $1,463 million in Q4 2015.

▪	The sequential increase was primarily due to existing JUMP! On Demand customers upgrading their devices primarily due to the continued success of the iPhone 7 launch.

▪
The year-over-year decline was primarily due to an increase in devices financed due to our focus on EIP sales in 2016, compared to focus on devices financed on JUMP! On Demand after the launch of the program at the end of Q2 2015.

▪	Depreciation expense associated with leased devices was $361 million in Q4 2016 compared to $367 million in Q3 2016 and $254 million in Q4 2015.

▪	Leased devices included in property and equipment, net were $1.431 billion at the end of Q4 2016, compared to $1.559 billion at the end of Q3 2016 and $1,973 million at the end of Q4 2015.

▪	Lease revenues were $354 million in Q4 2016, compared to $353 million in Q3 2016 and $194 million in Q4 2015.

▪
Future minimum lease payments expected to be received over the lease term were $802 million at the end of Q4 2016, down from $924 million at the end of Q3 2016 and down from $1,260 million at the end of Q4 2015. Future minimum lease payments exclude optional residual buy-out amounts at the end of the lease term.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $190 million in Q4 2016, compared to $177 million in Q3 2016 and $228 million in Q4 2015.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.87% in Q4 2016, compared to 1.91% in Q3 2016 and 2.76% in Q4 2015.

▪
Sequentially, total bad debt expense and losses from sales of receivables increased by $13 million but decreased 4 basis points as a percentage of total revenues. Bad debt expense tends to increase seasonally in the second half of the year compared to the first half. The decline in bad debt expense and losses from sales of receivables reflects the Company's ongoing focus on managing its customer quality.

▪
Year-over-year, total bad debt expense and losses from sales of receivables declined by $38 million and by 89 basis points as a percentage of total revenues, reflecting the Company's focus on managing its customer quality.

▪
For full-year 2016, total bad debt expense and losses from sales of receivables decreased to $705 million from $751 million in 2015. As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.89% in 2016 compared to 2.34% in 2015.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 53% of total EIP receivables at the end of Q4 2016, flat compared to 53% at the end of Q3 2016 and up compared to 52% at the end of Q4 2015. Excluding the receivables sold, EIP receivables classified as Prime were 44% at the end of Q4 2016, up compared to 42% at the end of Q3 2016 and down compared to 48% at the end of Q4 2015. The year-over-year decline in EIP receivables classified as Prime was due to the sales of certain EIP receivables.

Branded Postpaid Phone ARPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $48.37 in Q4 2016, up 0.5% from $48.15 in Q3 2016 and up 0.7% from $48.05 in Q4 2015.

▪
Sequentially, the increase was primarily due to higher data attach rates and the positive impact from the T-Mobile ONE rate plans, Data Stash and the MVNO Transaction. These increases were partially offset by dilution from promotional activities. Excluding the impact of Data Stash, ARPU declined 0.7% from Q3 2016.

▪
Year-over-year, the increase was primarily due to higher data attach rates, the positive impact from the T-Mobile ONE rate plans and the MVNO Transaction and higher insurance and regulatory program revenues. These increases were partially offset by the impact from Data Stash and dilution from promotional activities. Excluding the impact of Data Stash, branded postpaid phone ARPU was up 2.0% from Q4 2015.

▪
For full-year 2016, branded postpaid phone ARPU was $47.47, down 0.4% from 2015, due to the impact of Data Stash and dilution from promotional activities, partially offset by higher data attach rates, the positive impact from the T-Mobile ONE rate plans and the MVNO Transaction, higher insurance program and regulatory program revenues. Excluding the impact of Data Stash, branded postpaid phone ARPU was up 0.7% from full-year 2015.

▪	T-Mobile expects to discontinue reporting the impact from Data Stash in 2017 as it is expected to be immaterial.

Branded Postpaid ABPU
($ per month)

Branded Postpaid Customers per Account

Branded Postpaid ABPU

▪	Branded postpaid ABPU was $63.08 in Q4 2016, down 0.5% from $63.38 in Q3 2016 and down 1.0% from $63.74 in Q4 2015.

▪
Sequentially, the decrease was primarily due to lower EIP billings and dilution from increased penetration of mobile broadband devices, partially offset by an increase in branded postpaid phone ARPU. Excluding the impact of Data Stash, branded postpaid ABPU declined 1.3% from Q3 2016.

▪
Year-over-year, the decrease was primarily due to lower EIP billings and dilution from increased penetration of mobile broadband devices, partially offset by higher lease revenues and an increase in branded postpaid phone ARPU. Excluding the impact of Data Stash, branded postpaid ABPU was flat from Q4 2015.

▪
For full-year 2016, branded postpaid ABPU was $62.75, flat from 2015 due to lower EIP billings resulting from the launch of the JUMP! On Demand program at the end of the second quarter 2015, lower branded postpaid phone ARPU, and dilution from increased penetration of mobile broadband devices. These were partially offset by an increase in lease revenues. Excluding the impact of Data Stash, branded postpaid ABPU was up 0.9% from full-year 2015.

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 2.86 at the end of Q4 2016, compared to 2.78 at the end of Q3 2016 and 2.54 at the end of Q4 2015.

▪	Sequentially, the increase was primarily due to growth of customers on promotions targeting families.

▪	Year-over-year, the increase was primarily due to growth in customers on promotions targeting families, increased penetration of mobile broadband devices and the MVNO Transaction.

Branded Prepaid ARPU
($ per month)

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $38.20 in Q4 2016, up 0.5% from $38.01 in Q3 2016 and up 1.5% compared to $37.63 in Q4 2015.

▪	Sequentially, the increase was primarily due to the MVNO Transaction and higher data attach rates, partially offset by dilution from promotional activities.

▪	Year-over-year, the increase was primarily due to the MVNO Transaction and higher data attach rates, partially offset by dilution from promotional activities.

Service Revenue Growth at
Wireless Peers
(YoY % Growth)

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪	T-Mobile once again led the industry in year-over-year service revenue percentage growth in Q4 2016. This marks the eleventh consecutive quarter that T-Mobile has led the industry in this measure.

▪	Service revenues were $7.245 billion in Q4 2016, up 1.6% from $7.133 billion in Q3 2016 and up 10.5% from $6.556 billion in Q4 2015.

▪
Sequentially, the increase was primarily due to growth in the Company's customer base in existing and expansion markets, and the impact from Data Stash. These increases were partially offset by the MVNO Transaction.

▪
Year-over-year, the increase was primarily due to growth in the Company's customer base in existing and expansion markets as well as higher device insurance program revenues. These increases were partially offset by the MVNO Transaction and the impact from Data Stash.

▪
For the full-year 2016, service revenues were $27.844 billion, up 12.2% compared to $24.821 billion in 2015. The increase was primarily due to growth in the Company's customer base in existing and expansion markets as well as higher device insurance program revenues, and higher regulatory program revenues, partially offset by the MVNO transaction and the higher non-cash net revenue deferral from Data Stash.

Equipment Revenues
($ in millions)

Total Revenues
($ in millions)

Equipment Revenues

▪
Equipment revenues were $2.740 billion in Q4 2016, up 40.7% from $1.948 billion in Q3 2016 and up 78.4% from $1.536 billion in Q4 2015. Equipment revenues in Q4 2016 were comprised of lease revenues of $354 million and non-lease revenues of $2.386 billion.

▪	Sequentially, the increase was due to higher average revenue per device sold primarily due to the continued success of the iPhone 7 launch and an increase in the number of devices sold.

▪
Year-over-year, the increase was primarily due to an increase in device sales revenues driven by a higher average revenue per device sold and an increase in the number of devices sold due to the Company's renewed focus on EIP sales. Under EIP, device sales revenue is recognized at the time of sale.

▪
For the full-year 2016, equipment revenues were $8.727 billion, up 29.9% compared to $6.718 billion in 2015. The increase was due to an increase in lease revenues resulting from the launch of the JUMP! On Demand program at the end of Q2 2015 and an increase in device sales revenues primarily due to an increase in the number of devices sold. Revenues associated with leased devices are recognized over the lease term.

Total Revenues

▪
T-Mobile once again led the industry in year-over-year total revenue percentage growth in Q4 2016. This marks the 14th time in the past fifteen quarters that T-Mobile has led the industry in year-over-year total revenue percentage growth.

▪	Total revenues were $10.175 billion in Q4 2016, up 10.0% from $9.246 billion in Q3 2016 and up 23.4% from $8.247 billion in Q4 2015.

▪
For the full-year 2016, total revenues were $37.242 billion, up 16.2% compared to $32.053 billion in 2015. This marks the third consecutive year that T-Mobile has led the industry in total revenue percentage growth.

Cost of Services
($ in millions, % of Service Revs)

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.445 billion in Q4 2016, up 0.6% from $1.436 billion in Q3 2016 and up 4.4% from $1.384 billion in Q4 2015.

▪
Year-over-year, the increase was primarily due to higher expenses associated with network expansion, including higher employee-related, regulatory, international roaming and tower lease costs, partially offset by synergies realized from the decommissioning of the MetroPCS CDMA network. As a percentage of service revenues, cost of service declined by 120 basis points year-over-year.

▪
For the full-year 2016, cost of services was $5.731 billion, up 3.2% compared to $5.554 billion in 2015. This increase was primarily due to higher regulatory costs and expenses associated with the network expansion, partially offset by lower long distance and toll costs and synergies realized from the decommissioning of the MetroPCS CDMA network. As a percentage of service revenues, cost of service declined by 180 basis points from 22.4% in 2015 to 20.6% in 2016.

Cost of Equipment Sales

▪	Cost of equipment sales was $3.287 billion in Q4 2016, up 29.5% from $2.539 billion in Q3 2016 and up 62.8% from $2.019 billion in Q4 2015.

▪	Sequentially, the increase was primarily due to a higher average cost per device sold and an increase in the number of devices sold.

▪	Year-over-year, the increase was primarily due to a higher average cost per device sold and an increase in the number of devices sold.

▪
For the full-year 2016, cost of equipment sales was $10.819 billion, up 15.8% compared to $9.344 billion in 2015 due to an increase in the number of devices sold and an increase in returned and purchased leased devices.

SG&A Expense
($ in millions, % of Service Revs)

D&A Expense
($ in millions, % of Total Revs)

Selling, General and Admin. (SG&A) Expense

▪	SG&A expense was $2.959 billion in Q4 2016, up 2.1% from $2.898 billion in Q3 2016 and up 7.4% from $2.755 billion in Q4 2015.

▪
Sequentially, the increase was primarily due to strategic investments to support growing the customer base including higher promotional costs, commissions driven by an increase in branded customer gross additions and handset repair costs. As a percentage of service revenues, SG&A expense increased by 20 basis points sequentially.

▪
Year-over-year, the increase was primarily due to strategic investments to support growing the customer base including higher commissions driven by an increase in branded customer gross additions, higher handset repair costs and higher employee-related expenses. As a percentage of service revenues, SG&A expense declined by 120 basis points year-over-year.

▪
For the full-year 2016, SG&A expenses were $11.378 billion, up 11.7% compared to $10.189 billion in 2015 due to strategic investments to support growing the customer base including higher employee-related costs, commissions driven by an increase in branded customer gross additions, and promotional costs. As a percentage of service revenues, SG&A expense decreased 10 basis points to 40.9% during 2016.

Depreciation and Amortization (D&A)

▪
D&A was $1.548 billion in Q4 2016, down 1.3% from $1.568 billion in Q3 2016 and up 13.1% from $1.369 billion in Q4 2015. D&A related to leased devices was $361 million in Q4 2016 compared to $367 million in Q3 2016 and $254 million in Q4 2015.

▪
Year-over-year, the increase was primarily due to the impact of leasing under our JUMP! On Demand Program, which was launched at the end of Q2 2015. Under leasing, the cost of the leased device is recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. The total number of devices under lease was higher year-over-year, resulting in higher depreciation expense. Additionally, non lease-related D&A increased primarily due to the continued build-out of the Company's 4G LTE network.

▪
For the full-year 2016, D&A was $6.243 billion, up 33.2% compared to $4.688 billion in 2015 primarily due to the impact of leasing. D&A related to leased devices was $1.528 billion for the full-year 2016 compared to $312 million for the full-year 2015. The total number of devices under lease was higher year-over-year, resulting in higher depreciation expense. Additionally, non lease-related D&A increased primarily due to the continued build-out of the Company's 4G LTE network.

Net Income
($ in millions)

Earnings Per Share

NET INCOME AND EARNINGS PER SHARE

▪	Net income was $390 million in Q4 2016, up 6.6% from $366 million in Q3 2016 and up 31.3% from $297 million in Q4 2015.

▪	Earnings per share was $0.45 in Q4 2016 up from $0.42 in Q3 2016 and $0.34 in Q4 2015.

▪
Sequentially, the increases in net income and earnings per share were primarily due to higher revenues, partially offset by higher operating expenses and no spectrum gains in Q4 2016. Other factors included lower interest expense and income taxes. Net income and earnings per share in Q3 2016 included after-tax spectrum gains of $122 million and $0.15, respectively. Excluding spectrum gains, net income growth was 59.8% sequentially.

▪
Net income as a percentage of service revenue was 5.4% in Q4 2016 compared to 5.1% in Q3 2016. Net income, excluding spectrum gains, as a percentage of service revenue was 5.4% in Q4 2016, up from 3.4% in Q3 2016.

▪
Year-over-year, the increases in net income and earnings per share were primarily due to higher revenues, partially offset by higher operating expenses and no spectrum gains in Q4 2016. Other factors included lower interest expense offset by higher income tax expense. Net income and earnings per share in Q4 2015 included after-tax spectrum gains of $85 million and $0.10, respectively. Excluding spectrum gains, net income growth was 84.0% year-over-year.

▪
Net income as a percentage of service revenue was 5.4% in Q4 2016 compared to 4.5% in Q4 2015. Net income, excluding spectrum gains, as a percentage of service revenue was 5.4% in Q4 2016, up from 3.2% in Q4 2015.

▪	For the full-year 2016, net income was $1,460 million up 99% from $733 million in 2015.

▪	For the full-year 2016, earnings per share was $1.69 up from $0.82 in 2015.

▪
For the full-year, the increases in net income and earnings per share were primarily due to higher revenues, higher spectrum gains and lower decommissioning costs from the MetroPCS business combination, partially offset by higher operating expenses. Other factors included higher non-operating expenses such as higher income taxes, interest expense and lower interest income. Net income included after-tax spectrum gains of $509 million and $100 million for full-year 2016 and 2015, respectively. The impact on EPS of the spectrum gains was $0.62 and $0.12, respectively. Excluding spectrum gains, net income growth was 50.2% in full-year 2016.

▪
Net income as a percentage of service revenue was 5.2% in 2016 compared to 3.0% in 2015. Net income, excluding spectrum gains, as a percentage of service revenue was 3.4% in full-year 2016 compared to 2.6% in full-year 2015.

Adjusted EBITDA
($ in millions)

ADJUSTED EBITDA

▪	Adjusted EBITDA was $2.548 billion in Q4 2016, down 3.1% from $2.630 billion in Q3 2016 and up 11.8% from $2.280 billion in Q4 2015.

▪
Sequentially, the decrease in Adjusted EBITDA was primarily due to no spectrum gains in Q4 2016, partially offset by higher revenues and lower losses on equipment. Adjusted EBITDA included pre-tax spectrum gains of $199 million in Q3 2016. Excluding spectrum gains, Adjusted EBITDA growth was 4.8% sequentially.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher revenues, partially offset by higher operating expenses, higher losses on equipment, and no spectrum gains in Q4 2016. Adjusted EBITDA included pre-tax spectrum gains of $139 million in Q4 2015. Excluding spectrum gains, Adjusted EBITDA growth was 19.0% year-over-year.

▪
Adjusted EBITDA was $10.391 billion for full-year 2016, up 40.6% from $7.393 billion in full-year 2015. This increase was primarily due to higher service revenues, higher spectrum gains and lower losses on equipment resulting from the launch of JUMP! On Demand at the end of Q2 2015, partially offset by higher SG&A. Adjusted EBITDA included pre-tax spectrum gains of $835 million in full-year 2016 and $163 million in full-year 2015. Excluding spectrum gains, Adjusted EBITDA for full-year 2016 was up 32.2%.

▪
Adjusted EBITDA margin was 35% in Q4 2016, compared to 37% in Q3 2016 and 35% in Q4 2015. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by service revenues. Excluding the spectrum gains, Adjusted EBITDA margin was 35% in Q4 2016, compared to 34% in Q3 2016 and 33% in Q4 2015.

▪	Adjusted EBITDA margin was 37% for full-year 2016 compared to 30% in full-year 2015. Excluding the spectrum gains, Adjusted EBITDA margin was 34% in full-year 2016 compared to 29% in full-year 2015.

▪	The aggregate net impact from leasing and Data Stash on Adjusted EBITDA in Q4 2016 was $350 million. Lease revenues were $354 million and the net impact from Data Stash was $4 million.

▪
The aggregate net impact from leasing and Data Stash on Adjusted EBITDA in full-year 2016 was $1.127 billion. Lease revenues were $1.416 billion and the net impact from Data Stash was $289 million. For full-year 2015, the aggregate net impact from leasing and Data Stash on Adjusted EBITDA was $158 million. Lease revenues were $224 million and the net impact from Data Stash was $66 million.

Cash Capital Expenditures
($ in millions, % of Service Revs)

Cash Capital Expenditures,
Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪
Cash capital expenditures for property and equipment were $859 million in Q4 2016, compared to $1.159 billion in Q3 2016 and $1.431 billion in Q4 2015. The sequential and year-over-year decreases were primarily due to the timing of network spend in connection with T-Mobile’s build out of its 4G LTE network.

▪	Cash capital expenditures for property and equipment excluding capitalized interest were $788 million in Q4 2016, compared to $1.142 billion in Q3 2016 and $1.381 billion in Q4 2015.

▪	Capitalized interest included in cash capital expenditures was $71 million in Q4 2016 compared to $17 million in Q3 2016 and $50 million in Q4 2015.

▪	For the full year 2016, cash capital expenditures for property and equipment were $4.702 billion compared to $4.724 billion full year 2015.

▪	For the full year 2016, cash capital expenditures excluding capitalized interest were $4.560 billion compared to $4.478 billion full year 2015.

▪	Capitalized interest included in cash capital expenditures was $142 million for the full year 2016 and $246 million for the full year 2015.

▪	Similar to 2016, cash capital expenditures will be front-end loaded in 2017 due to the completion of the 700MHz A-Block build-out.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $1.602 billion in Q4 2016, compared to $1.740 billion in Q3 2016 and $2.233 billion in Q4 2015.

▪
Sequentially, the decrease was primarily due to an increase in net cash outflows from changes in working capital including the changes in inventories and EIP receivables, partially offset by the change in accounts payable and accrued liabilities. The overall change in working capital was partially offset by an increase in non-cash spectrum gains in Q3 2016. The change in EIP receivables was primarily due to an increase in devices financed on EIP in Q4 2016 compared to Q3 2016. Net cash proceeds from the sale of EIP and service receivables were $167 million in Q4 2016 as compared to net cash used in EIP and service receivables of $14 million in Q3 2016.

▪
Year-over-year, the decrease was primarily due to an increase in net cash outflows from changes in working capital including the changes in EIP receivables, partially offset by the change in inventories. These were partially offset by higher net income and an increase in net non-cash depreciation and amortization, spectrum gains and deferred income taxes. The change in EIP receivables was primarily due to an increase in devices financed on EIP in Q4 2016 compared to Q4 2015, partially offset by net cash proceeds from the sale of EIP receivables in Q4 2015. Net cash proceeds from the sale of EIP and service receivables were $167 million in Q4 2016 as compared to $903 million in Q4 2015.

▪
For the full-year 2016, net cash provided by operating activities was $6.135 billion compared to $5.414 billion for full year 2015. The increase was primarily due to higher net income and increases in non-cash depreciation and amortization, deferred income tax expense and spectrum gains. These were partially offset by increases in net cash outflows from changes in working capital primarily due to the change in accounts payable and accrued liabilities of $1.9 billion as well as EIP receivables, partially offset by the change in inventories. Net cash used for accounts payable and accrued liabilities was $1.2 billion in 2016 as compared to net cash provided by accounts payable and accrued liabilities of $693 million in 2015. The change in EIP receivables was primarily due to an

Net Cash Used in Investing Activities
($ in millions)

Net Cash Provided by (Used in)
Financing Activities
($ in millions)

increase in devices financed on EIP in 2016 compared to 2015, partially offset by net cash proceeds from the sale of EIP receivables. Net cash proceeds from the sale of EIP and service receivables was $536 million in 2016 as compared to $884 million in 2015.

Investing Activities

▪	Cash used in investing activities was $1.294 billion in Q4 2016 compared to $1,859 million in Q3 2016 and $4.322 billion in Q4 2015.

▪	Sequentially, the decrease was primarily due to a decline in cash capital expenditures and less capital invested in the purchase of spectrum licenses in Q4 2016.

▪
Year-over-year, the decrease was primarily due to purchases of short-term investments in Q4 2015. Other factors included a decrease in cash capital expenditures, partially offset by more capital invested in the purchase of spectrum licenses in Q4 2016.

▪	For the full-year 2016, cash used in investing activities was $5.680 billion compared to $9.560 billion for full year 2015.

Financing Activities

▪	Cash used in financing activities was an outflow of $160 million in Q4 2016 compared to an outflow of $67 million in Q3 2016 and an inflow of $4,038 million in Q4 2015.

▪	Sequentially, the slight increase was primarily due to tax withholdings on share-based awards in Q4 2016.

▪	Year-over-year, the decrease was primarily due to decreases in proceeds from issuance of long-term debt and proceeds from tower obligations.

▪	For the full-year 2016, cash provided by financing activities was $0.463 billion compared to $3.413 billion for full year 2015.

Free Cash Flow and
Adjusted Free Cash Flow
($ in millions)

Free Cash Flow

Adjusted Free Cash Flow

FREE CASH FLOW

▪	Free Cash Flow was $743 million in Q4 2016, compared to $581 million in Q3 2016 and $802 million in Q4 2015.

▪
Sequentially, the increase was due to a decrease in cash used for capital expenditures, partially offset by a decrease in cash provided by operating activities including changes in inventories and EIP receivables, partially offset by the change in accounts payable and accrued liabilities. The change in EIP receivables included an increase in devices financed on EIP.

▪
Year-over-year, the decrease was due to net cash provided by operating activities including changes in EIP receivables, partially offset by the change in inventories. The change in EIP receivables was primarily due to an increase in devices financed on EIP partially offset by net cash proceeds from the sale of EIP receivables. These decreases were partially offset by lower purchases of property and equipment.

▪
For the full-year 2016, free cash flow was $1.433 billion compared to $690 million for full year 2015. The increase was primarily due to an increase in net cash provided by operating activities and lower purchases of property and equipment, including capitalized interest, from the build-out of the LTE network. The increase in cash provided by operating activities was primarily due to an increase in net income and non-cash adjustments. These were partially offset by changes in working capital including the change in accounts payable and accrued liabilities of $1.9 billion as well as EIP receivables, including inflows from the sale of certain EIP receivables, partially offset by the change in inventories. Net cash used for accounts payable and accrued liabilities was $1.2 billion in 2016 as compared to net cash provided by accounts payable and accrued liabilities of $693 million in 2015.

▪
Adjusted Free Cash Flow was $780 million in Q4 2016, compared to $624 million in Q3 2016 and $897 million in Q4 2015. Adjusted Free Cash Flow excludes decommissioning payments related to the one-time shutdown of the CDMA portion of the MetroPCS network. Decommissioning payments in Q4 2016 were $37 million, compared to $43 million in Q3 2016 and $95 million in Q4 2015.

▪
For the full-year 2016, adjusted free cash flow was $1.642 billion compared to $1.035 billion for full year 2015. Decommissioning payments in full-year 2016 were $209 million compared to $345 million in full-year 2015.

▪	T-Mobile does not expect decommissioning costs to be material in 2017 and will no longer report Adjusted Free Cash Flow after Q4 2016.

Total Debt and Net Debt (excl. Tower Obligations)
($ in billions, Net Debt to LTM Adj. EBITDA)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪
Total debt, excluding tower obligations, at the end of Q4 2016 was $27.786 billion and was comprised of short-term debt of $354 million, long-term debt to affiliates of $5.600 billion and long-term debt of $21.832 billion.

▪	Net debt, excluding tower obligations, at the end of Q4 2016 was $22.286 billion.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month (“LTM”) period was 2.1x at the end of Q4 2016 compared to 2.2x at the end of Q3 2016 and 2.5x at the end of Q4 2015.

▪	T-Mobile’s cash position remains strong with $5.5 billion in cash and cash equivalents at the end of Q4 2016.

▪	On December 29, 2016, the company completed the following transactions with Deutsche Telekom:

▪	Terminated a $500 million unsecured revolving credit facility;

▪	Entered into a $1.5 billion secured revolving credit facility;

▪	Entered into a $1.0 billion unsecured revolving credit facility;

▪	Entered into a $660 million secured term loan commitment; and

▪
In January 2017, T-Mobile delivered a notice of redemption on $1.0 billion aggregate principal amount of our 6.625% Senior Notes due 2020.  The notes were redeemed on February 10, 2017 at a redemption price equal to 102.208% of the principal amount of the notes (plus accrued and unpaid interest thereon).

▪
In January 2017, T-Mobile USA borrowed $4.0 billion (which included $660 million from the December 29, 2016 commitment) under a secured term loan facility (“Incremental Term Loan Facility) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt.

▪
In February 2017, T-Mobile delivered a notice of redemption on $500 million aggregate principal amount of our 5.250% Senior Notes due 2018.  The notes will be repaid on March 6, 2017 at a redemption price equal to 101.313% of the principal amount of the notes (plus accrued and unpaid interest thereon).

2017 Guidance Outlook

FY2017
Branded Postpaid Net Additions (in millions)	2.4 - 3.4
Adjusted EBITDA ($ in billions)	$10.4 - $10.8
Cash Capex excluding Cap Interest ($ in billions)	$4.8 - $5.1
Free cash flow three-year CAGR	45% - 48%

GUIDANCE

▪	Branded postpaid net customer additions for the full-year 2017 are expected to be between 2.4 and 3.4 million.

▪
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense, interest expense and interest income.

▪
For the full-year 2017, T-Mobile expects Adjusted EBITDA to be in the range of $10.4 and $10.8 billion. This target excludes spectrum gains (full-year 2016 included spectrum gains of $835 million) and includes expected leasing revenues of $0.8 to $0.9 billion. The impact from Data Stash is expected to be immaterial. The Company is also making an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues, which will be included in Adjusted EBITDA but not included in ARPU. The impact from this accounting change is expected to be approximately $0.2 to $0.3 billion in 2017.

▪
Cash capital expenditures for the full-year 2017 are expected to be in the range of $4.8 to $5.1 billion, excluding capitalized interest. Similar to 2016, cash capital expenditures will be front-end loaded in 2017 due to the completion of the 700MHz A-Block build-out.

▪	Net cash provided by operating activities three-year CAGR is expected to be between 15% and 18%.

▪
Free Cash Flow three-year CAGR is expected to be between 45% and 48%. Free Cash Flow is a non-GAAP metric and is defined as the difference between Net cash provided by operating activities and Cash purchases of property and equipment.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Morgan Stanley Technology, Media and Telecom Conference, February 27 - March 2, 2017, San Francisco, CA

▪	Deutsche Bank 25th Annual Media & Telecom Conference, March 6 - 8, 2017, Palm Beach, FL

▪	Citi 17th Annual European & Emerging Markets Telecoms Conference, March 21 -23, 2017, London, England

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com

877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$5,500	$4,582
Short-term investments	—	2,998
Accounts receivable, net of allowances of $102 and $116	1,896	1,788
Equipment installment plan receivables, net	1,930	2,378
Accounts receivable from affiliates	40	36
Inventories	1,111	1,295
Asset purchase deposit	2,203	—
Other current assets	1,537	1,813
Total current assets	14,217	14,890
Property and equipment, net	20,943	20,000
Goodwill	1,683	1,683
Spectrum licenses	27,014	23,955
Other intangible assets, net	376	594
Equipment installment plan receivables due after one year, net	984	847
Other assets	674	444
Total assets	$65,891	$62,413
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$7,152	$8,084
Payables to affiliates	125	135
Short-term debt	354	182
Deferred revenue	986	717
Other current liabilities	405	410
Total current liabilities	9,022	9,528
Long-term debt	21,832	20,461
Long-term debt to affiliates	5,600	5,600
Tower obligations	2,621	2,658
Deferred tax liabilities	4,938	4,061
Deferred rent expense	2,616	2,481
Other long-term liabilities	1,026	1,067
Total long-term liabilities	38,633	36,328
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 827,768,818 and 819,773,724 shares issued, 826,357,331 and 818,391,219 shares outstanding	—	—
Additional paid-in capital	38,846	38,666
Treasury stock, at cost, 1,411,487 and 1,382,505 shares issued	(1)	—
Accumulated other comprehensive income (loss)	1	(1)
Accumulated deficit	(20,610)	(22,108)
Total stockholders' equity	18,236	16,557
Total liabilities and stockholders' equity	$65,891	$62,413

T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions, except share and per share amounts)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Revenues
Branded postpaid revenues	$4,680	$4,647	$4,337	$18,138	$16,383
Branded prepaid revenues	2,227	2,182	1,956	8,553	7,553
Wholesale revenues	258	238	200	903	692
Roaming and other service revenues	80	66	63	250	193
Total service revenues	7,245	7,133	6,556	27,844	24,821
Equipment revenues	2,740	1,948	1,536	8,727	6,718
Other revenues	190	165	155	671	514
Total revenues	10,175	9,246	8,247	37,242	32,053
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,445	1,436	1,384	5,731	5,554
Cost of equipment sales	3,287	2,539	2,019	10,819	9,344
Selling, general and administrative	2,959	2,898	2,755	11,378	10,189
Depreciation and amortization	1,548	1,568	1,369	6,243	4,688
Cost of MetroPCS business combination	(6)	15	21	104	376
Gains on disposal of spectrum licenses	—	(199)	(139)	(835)	(163)
Total operating expenses	9,233	8,257	7,409	33,440	29,988
Operating income	942	989	838	3,802	2,065
Other income (expense)
Interest expense	(335)	(376)	(305)	(1,418)	(1,085)
Interest expense to affiliates	(64)	(76)	(134)	(312)	(411)
Interest income	63	62	85	261	420
Other expense, net	—	(1)	(3)	(6)	(11)
Total other expense, net	(336)	(391)	(357)	(1,475)	(1,087)
Income before income taxes	606	598	481	2,327	978
Income tax expense	(216)	(232)	(184)	(867)	(245)
Net income	390	366	297	1,460	733
Dividends on preferred stock	(14)	(13)	(14)	(55)	(55)
Net income attributable to common stockholders	$376	$353	$283	$1,405	$678

Net income	$390	$366	$297	$1,460	$733
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax effect of $0, $1, $0, $1 and $(1)	—	2	—	2	(2)
Other comprehensive income (loss)	—	2	—	2	(2)
Total comprehensive income	$390	$368	$297	$1,462	$731
Earnings per share
Basic	$0.46	$0.43	$0.35	$1.71	$0.83
Diluted	$0.45	$0.42	$0.34	$1.69	$0.82
Weighted average shares outstanding
Basic	824,982,734	822,998,697	816,585,782	822,470,275	812,994,028
Diluted	867,262,400	832,257,819	824,716,119	833,054,545	822,617,938

T-Mobile US, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Operating activities
Net income	$390	$366	$297	$1,460	$733
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,548	1,568	1,369	6,243	4,688
Stock-based compensation expense	64	59	48	235	201
Deferred income tax expense	291	219	174	914	256
Bad debt expense	119	118	163	477	547
Losses from sales of receivables	71	59	65	228	204
Deferred rent expense	24	32	36	121	167
Gains on disposal of spectrum licenses	—	(199)	(139)	(835)	(163)
Change in embedded derivatives	(14)	(13)	59	(25)	148
Changes in operating assets and liabilities
Accounts receivable	(141)	(155)	(103)	(603)	(259)
Equipment installment plan receivables	(459)	104	1,439	97	1,089
Inventories	(305)	301	(1,522)	(802)	(2,495)
Deferred purchase price from sales of receivables	(71)	(16)	(139)	(270)	(185)
Other current and long-term assets	(164)	(98)	(159)	(133)	(217)
Accounts payable and accrued liabilities	367	(731)	657	(1,201)	693
Other current and long-term liabilities	(168)	112	20	158	22
Other, net	50	14	(32)	71	(15)
Net cash provided by operating activities	1,602	1,740	2,233	6,135	5,414
Investing activities
Purchases of property and equipment, including capitalized interest of $71, $17, $50, $142 and $246	(859)	(1,159)	(1,431)	(4,702)	(4,724)
Purchases of spectrum licenses and other intangible assets, including deposits	(424)	(705)	3	(3,968)	(1,935)
Purchases of short-term investments	—	—	(2,997)	—	(2,997)
Sales of short-term investments	—	—	—	2,998	—
Other, net	(11)	5	103	(8)	96
Net cash used in investing activities	(1,294)	(1,859)	(4,322)	(5,680)	(9,560)
Financing activities
Proceeds from issuance of long-term debt	—	—	3,979	997	3,979
Proceeds from tower obligations	—	—	140	—	140
Repayments of capital lease obligations	(72)	(54)	(33)	(205)	(57)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(1)	(150)	(564)
Repayments of long-term debt	(5)	(5)	—	(20)	—
Proceeds from exercise of stock options	4	11	1	29	47
Tax withholdings on share-based awards	(69)	(3)	(56)	(121)	(156)
Dividends on preferred stock	(14)	(13)	(14)	(55)	(55)
Other, net	(4)	(3)	22	(12)	79
Net cash provided by (used in) financing activities	(160)	(67)	4,038	463	3,413
Change in cash and cash equivalents	148	(186)	1,949	918	(733)
Cash and cash equivalents
Beginning of period	5,352	5,538	2,633	4,582	5,315
End of period	$5,500	$5,352	$4,582	$5,500	$4,582
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$389	$478	$329	$1,681	$1,298
Income tax payments	2	4	13	25	54
Changes in accounts payable for purchases of property and equipment	592	(79)	(48)	285	46
Leased devices transferred from inventory to property and equipment	413	234	1,597	1,588	2,451
Returned leased devices transferred from property and equipment to inventory	(180)	(186)	(134)	(602)	(166)
Issuance of short-term debt for financing of property and equipment	—	—	—	150	500
Assets acquired under capital lease obligations	120	384	161	799	470

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter								Year Ended December 31,
(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Customers, end of period
Branded postpaid phone customers	26,835	27,595	28,438	29,355	30,232	30,878	30,364	31,297	29,355	31,297
Branded postpaid mobile broadband customers	1,475	1,723	1,965	2,340	2,504	2,748	2,866	3,130	2,340	3,130
Total branded postpaid customers	28,310	29,318	30,403	31,695	32,736	33,626	33,230	34,427	31,695	34,427
Branded prepaid customers	16,389	16,567	17,162	17,631	18,438	18,914	19,272	19,813	17,631	19,813
Total branded customers	44,699	45,885	47,565	49,326	51,174	52,540	52,502	54,240	49,326	54,240
Wholesale customers	12,137	13,023	13,655	13,956	14,329	14,844	16,852	17,215	13,956	17,215
Total customers, end of period	56,836	58,908	61,220	63,282	65,503	67,384	69,354	71,455	63,282	71,455

	Quarter								Year Ended December 31,
(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Net customer additions
Branded postpaid phone customers	991	760	843	917	877	646	851	933	3,511	3,307
Branded postpaid mobile broadband customers	134	248	242	375	164	244	118	264	999	790
Total branded postpaid customers	1,125	1,008	1,085	1,292	1,041	890	969	1,197	4,510	4,097
Branded prepaid customers	73	178	595	469	807	476	684	541	1,315	2,508
Total branded customers	1,198	1,186	1,680	1,761	1,848	1,366	1,653	1,738	5,825	6,605
Wholesale customers	620	886	632	301	373	515	317	363	2,439	1,568
Total net customer additions	1,818	2,072	2,312	2,062	2,221	1,881	1,970	2,101	8,264	8,173
Transfer from branded postpaid phone customers	—	—	—	—	—	—	(1,365)	—	—	(1,365)
Transfer from branded prepaid customers	—	—	—	—	—	—	(326)	—	—	(326)
Transfer to wholesale customers	—	—	—	—	—	—	1,691	—	—	1,691

	Quarter								Year Ended December 31,
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Branded postpaid phone churn	1.30%	1.32%	1.46%	1.46%	1.33%	1.27%	1.32%	1.28%	1.39%	1.30%
Branded prepaid churn	4.62%	4.93%	4.09%	4.20%	3.84%	3.91%	3.82%	3.94%	4.45%	3.88%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter								Year Ended December 31,
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Financial Metrics
Service revenues (in millions)	$5,819	$6,144	$6,302	$6,556	$6,578	$6,888	$7,133	$7,245	$24,821	$27,844
Total revenues (in millions)	$7,778	$8,179	$7,849	$8,247	$8,599	$9,222	$9,246	$10,175	$32,053	$37,242
Net income (loss) (in millions)	$(63)	$361	$138	$297	$479	$225	$366	$390	$733	$1,460
Net income margin	(1)%	6%	2%	5%	7%	3%	5%	5%	3%	5%
Adjusted EBITDA (in millions)	$1,388	$1,817	$1,908	$2,280	$2,749	$2,464	$2,630	$2,548	$7,393	$10,391
Adjusted EBITDA margin	24%	30%	30%	35%	42%	36%	37%	35%	30%	37%
Cash capex - Property & Equipment (in millions)	$982	$1,191	$1,120	$1,431	$1,335	$1,349	$1,159	$859	$4,724	$4,702
Capitalized Interest (in millions)	$78	$61	$57	$50	$36	$18	$17	$71	$246	$142
Cash capex - Property & Equipment excluding cap interest (in millions)	$904	$1,130	$1,063	$1,381	$1,299	$1,331	$1,142	$788	$4,478	$4,560
Net cash provided by operating activities (in millions)	$489	$1,161	$1,531	$2,233	$1,025	$1,768	$1,740	$1,602	$5,414	$6,135
Net cash used in investing activities (in millions)	$(2,692)	$(1,337)	$(1,209)	$(4,322)	$(1,860)	$(667)	$(1,859)	$(1,294)	$(9,560)	$(5,680)
Net cash provided by (used in) financing activities (in millions)	$(80)	$(214)	$(331)	$4,038	$(100)	$790	$(67)	$(160)	$3,413	$463
Free Cash Flow (in millions)	$(493)	$(30)	$411	$802	$(310)	$419	$581	$743	$690	$1,433
Adjusted Free Cash Flow (in millions)	$(422)	$73	$487	$897	$(247)	$485	$624	$780	$1,035	$1,642

Revenue Metrics
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21	$47.11	$48.15	$48.37	$47.68	$47.47
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90	$62.59	$63.38	$63.08	$62.77	$62.75
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58	$37.86	$38.01	$38.20	$37.68	$37.92
Branded postpaid accounts, end of period (in thousands)	11,831	12,061	12,250	12,456	12,639	12,753	11,932	12,055	12,456	12,055
Branded postpaid customers per account	2.39	2.43	2.48	2.54	2.59	2.64	2.78	2.86	2.54	2.86

Device Sales and Leased Devices
Smartphone units (in millions)	8.0	7.4	8.1	10.0	8.8	8.1	8.7	9.9	33.5	35.5
Branded postpaid handset upgrade rate	8%	9%	9%	10%	7%	6%	7%	10%	36%	30%

Device Financing
Gross EIP financed (in millions)	$1,483	$1,697	$1,107	$926	$1,246	$1,562	$1,372	$1,956	$5,213	$6,136
EIP billings (in millions)	$1,292	$1,393	$1,409	$1,400	$1,324	$1,344	$1,394	$1,370	$5,494	$5,432
EIP receivables, net (in millions)	$4,842	$5,114	$4,771	$3,225	$3,053	$2,662	$2,508	$2,914	$3,225	$2,914
Lease revenues (in millions)	$—	$—	$30	$194	$342	$367	$353	$354	$224	$1,416
Leased devices transferred from inventory to property and equipment (in millions)	$—	$—	$854	$1,597	$784	$157	$234	$413	$2,451	$1,588
Returned leased devices transferred from property and equipment to inventory (in millions)	$—	$—	$(32)	$(134)	$(131)	$(105)	$(186)	$(180)	$(166)	$(602)

Customer Quality
EIP receivables classified as prime	52%	52%	52%	48%	47%	42%	42%	44%	48%	44%
EIP receivables classified as prime (including EIP receivables sold)	52%	52%	52%	52%	52%	53%	53%	53%	52%	53%
Total bad debt expense and losses from sales of receivables (in millions)	$169	$156	$198	$228	$173	$165	$177	$190	$751	$705

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense, interest expense and interest income. The Company is making an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which will be included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Net income (loss)	$(63)	$361	$138	$297	$479	$225	$366	$390	$733	$1,460
Adjustments:
Interest expense	261	257	262	305	339	368	376	335	1,085	1,418
Interest expense to affiliates	64	92	121	134	79	93	76	64	411	312
Interest income	(112)	(114)	(109)	(85)	(68)	(68)	(62)	(63)	(420)	(261)
Other expense (income), net	8	(1)	1	3	2	3	1	—	11	6
Income tax expense (benefit)	(41)	2	100	184	272	147	232	216	245	867
Operating income	117	597	513	838	1,103	768	989	942	2,065	3,802
Depreciation and amortization	1,087	1,075	1,157	1,369	1,552	1,575	1,568	1,548	4,688	6,243
Cost of MetroPCS business combination	128	34	193	21	36	59	15	(6)	376	104
Stock-based compensation (1)	56	71	43	52	53	61	57	64	222	235
Other, net (1)	—	40	2	—	5	1	1	—	42	7
Adjusted EBITDA	$1,388	$1,817	$1,908	$2,280	$2,749	$2,464	$2,630	$2,548	$7,393	$10,391

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements. Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016
Short-term debt	$467	$386	$114	$182	$365	$258	$325	$354
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt (1)	16,248	16,373	16,430	20,461	20,505	21,574	21,825	21,832
Less: Cash and cash equivalents	(3,032)	(2,642)	(2,633)	(4,582)	(3,647)	(5,538)	(5,352)	(5,500)
Less: Short-term investments	—	—	—	(2,998)	(2,925)	—	—	—
Net Debt (excluding Tower Obligations)	$19,283	$19,717	$19,511	$18,663	$19,898	$21,894	$22,398	$22,286
Divided by: Last twelve months Adjusted EBITDA	$5,936	$6,302	$6,864	$7,393	$8,754	$9,401	$10,123	$10,391
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.2	3.1	2.8	2.5	2.3	2.3	2.2	2.1

(1)
Long-term debt as of March 31, 2015 through December 31, 2015 has been restated for the adoption of Accounting Standards Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs” in Q1 2016. The impact to the Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio was not significant.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Net cash provided by operating activities	$489	$1,161	$1,531	$2,233	$1,025	$1,768	$1,740	$1,602	$5,414	$6,135
Cash purchases of property and equipment	(982)	(1,191)	(1,120)	(1,431)	(1,335)	(1,349)	(1,159)	(859)	(4,724)	(4,702)
Free Cash Flow	(493)	(30)	411	802	(310)	419	581	743	690	1,433
MetroPCS CDMA network decommissioning payments	71	103	76	95	63	66	43	37	345	209
Adjusted Free Cash Flow	$(422)	$73	$487	$897	$(247)	$485	$624	$780	$1,035	$1,642
Net cash used in investing activities	$(2,692)	$(1,337)	$(1,209)	$(4,322)	$(1,860)	$(667)	$(1,859)	$(1,294)	$(9,560)	$(5,680)
Net cash provided by (used in) financing activities	$(80)	$(214)	$(331)	$4,038	$(100)	$790	$(67)	$(160)	$3,413	$463

Free cash flow three-year CAGR is calculated as follows:

(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$6,135	$9,400	$10,000	15%	18%
Cash purchases of property and equipment	(4,702)	(5,000)	(5,400)	2%	5%
Free Cash Flow	$1,433	$4,400	$4,600	45%	48%

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

	Quarter								Year Ended December 31,
(in millions, except average number of customers, ARPU and ABPU)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2015	2016
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$4,647	$4,680	$16,383	$18,138
Less: Branded postpaid mobile broadband revenues	(109)	(135)	(165)	(179)	(182)	(193)	(193)	(205)	(588)	(773)
Branded postpaid phone service revenues	$3,665	$3,940	$4,032	$4,158	$4,120	$4,316	$4,454	$4,475	$15,795	$17,365
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	26,313	27,250	28,003	28,849	29,720	30,537	30,836	30,842	27,604	30,484
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21	$47.11	$48.15	$48.37	$47.68	$47.47

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$4,647	$4,680	$16,383	$18,138
EIP billings	1,292	1,393	1,409	1,400	1,324	1,344	1,394	1,370	5,494	5,432
Lease revenues	—	—	30	194	342	367	353	354	224	1,416
Total billings for branded postpaid customers	$5,066	$5,468	$5,636	$5,931	$5,968	$6,220	$6,394	$6,404	$22,101	$24,986
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	27,717	28,797	29,838	31,013	32,140	33,125	33,632	33,839	29,341	33,184
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90	$62.59	$63.38	$63.08	$62.77	$62.75

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,842	$1,861	$1,894	$1,956	$2,025	$2,119	$2,182	$2,227	$7,553	$8,553
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	16,238	16,396	16,853	17,330	17,962	18,662	19,134	19,431	16,704	18,797
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58	$37.86	$38.01	$38.20	$37.68	$37.92

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone and mobile broadband customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. The Company is making an accounting change in 2017 to include imputed interest associated with equipment installment plan ("EIP") receivables in Other revenues which will be included in Adjusted EBITDA.

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Cash capital expenditures - Amounts paid for construction and the purchase of property and equipment.

10.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

11.
Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

12.	Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

13.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile's plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition in the wireless services market, including new competitors entering the industry as technologies converge; the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and other risks described in our filings with the SEC, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to 71.5 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.